Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 14, 2025, except for Note 1, as to which the date is July 8, 2025, with respect to the consolidated financial statements of Grayscale Operating, LLC, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
November 13, 2025